Schneider National, Inc. Announces Third Quarter 2020 Results and a Special Dividend
•Diluted Earnings Per Share $0.25; $0.11 in 2019
•Adjusted Diluted Earnings per Share $0.31; $0.32 in 2019
•Special Dividend of $2.00 per Share
Green Bay, Wis. - October 29, 2020 – Schneider National, Inc. (NYSE: SNDR, “Schneider” or the “Company”), a leading transportation and logistics services company, today announced results for the three and nine months ended September 30, 2020.

“During the third quarter, recovery of freight volumes accelerated and demand in nearly all geographic markets exceeded capacity,” said Mark Rourke, Chief Executive Officer and President of Schneider. “In our Truckload and Intermodal segments, operating ratio improved sequentially as a result of increased volume, our targeted yield management actions, and our cost management focus. In our Truckload segment, network volumes were constrained by tight driver capacity, yet sequential revenue growth was achieved in our dedicated operations. In our Intermodal segment, network balance improved throughout the quarter and further volume growth is expected in the fourth quarter. In our Logistics segment, we grew third quarter revenue 20% year over year and improved revenue per order as the quarter progressed by effectively matching loads with third-party capacity.”

“We believe market demand outpacing aggregate industry supply is a durable condition that will last for multiple quarters,” Rourke continued. “We expect solid fundamentals in the fourth quarter of 2020, positioning us well as we enter 2021.”

Special Dividend

The Company’s Board of Directors approved a special dividend of $2.00 per share to holders of our Class A and Class B common stock. The dividend is payable to shareholders of record at the close of business on November 9, 2020 and is expected to be paid November 19, 2020. Given the Company’s 177.3 million common shares outstanding, this represents approximately $355 million that will be distributed to its shareholders.

“Today’s announcement regarding the special dividend reflects our strong free cash flow generation and our commitment to delivering shareholder value. In addition, we remain focused on investing in profitable growth by leveraging the strength of our balance sheet and portfolio of services,” Rourke commented.

Results of Operations (unaudited)

The following table summarizes the Company’s results of operations for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in millions, except ratios and per share amounts)	2020	2019	Change	2020	2019	Change
Operating revenues	$1,135.7	$1,183.9	(4)%	$3,287.6	$3,590.7	(8)%
Revenues (excluding fuel surcharge)	1,062.7	1,069.7	(1)%	3,042.9	3,240.5	(6)%
Income from operations	63.3	29.0	118%	181.6	129.7	40%
Adjusted income from operations	76.9	79.4	(3)%	194.2	214.7	(10)%
Operating ratio	94.4%	97.6%	320 bps	94.5%	96.4%	190 bps
Adjusted operating ratio	92.8%	92.6%	(20) bps	93.6%	93.4%	(20) bps
Net income	$44.5	$19.7	126%	$134.8	$91.1	48%
Adjusted net income	54.6	57.2	(5)%	144.2	154.4	(7)%
Diluted earnings per share	0.25	0.11	127%	0.76	0.51	49%
Adjusted diluted earnings per share	0.31	0.32	(3)%	0.81	0.87	(7)%
Weighted average diluted shares outstanding	177.7	177.3	0.4	177.5	177.3	0.2

Results of Operations - Enterprise

Enterprise income from operations for the third quarter of 2020 was $63.3 million, an increase of $34.3 million, or 118%, compared to the same quarter in 2019. Third quarter 2019 income from operations included $50.4 million of restructuring charges related to the First to Final Mile (FTFM) service offering which was shut down in August 2019. During the third quarter of 2020, the Company recorded a $13.1 million pre-tax charge for tax years 2011 - 2013 as a result of an adverse ruling over the applicability of excise taxes on glider kits. Considering these items, adjusted income from operations was $76.9 million for the third quarter of 2020, a decrease of $2.5 million, or 3%, compared to the same quarter in 2019.

Results of Operations – Reportable Segments

Truckload

Truckload revenues (excluding fuel surcharge) for the third quarter of 2020 were $460.2 million, a decrease of $55.4 million, or 11%, compared to the same quarter in 2019 primarily due to lower capacity levels and the shutdown of FTFM. Network pricing momentum built throughout the quarter with September yielding a mid-single digit improvement year over year. In addition, both network and dedicated revenue per truck per week increased through the quarter.

Truckload income from operations was $45.6 million in the third quarter of 2020, an increase of $58.1 million, compared to the same quarter in 2019 which included restructuring charges of $50.4 million and operating losses of $8.9 million related to FTFM, as well as an $11.5 million tractor impairment. The earnings impact of reduced volume was partially offset by constructive yield management actions taken in the quarter, including an increased mix of spot rated business. Truckload segment operating ratio was 90.1% in the third quarter of 2020, compared to 102.4% in the third quarter of 2019. Adjusted for the effects of FTFM, third quarter 2019 operating ratio was 90.7%.

Intermodal

Intermodal revenues (excluding fuel surcharge) for the third quarter of 2020 were $248.4 million, in line with the third quarter of 2019. Intermodal loads grew 2% compared to the third quarter of 2019. Network demand and fluidity improved as the quarter progressed, however network disruption due to increased customer-driven container dwell times and the availability of third-party dray capacity impacted volume. Revenue per order for the third quarter of 2020 was $2,194, a decrease of 4% compared to the same quarter in 2019 due primarily to continued growth in Eastern volume, which has a shorter length of haul.

Intermodal income from operations for the third quarter of 2020 was $23.0 million, a decrease of $2.1 million, or 8%, compared to the same quarter in 2019 primarily due to continued network disruption and higher use and cost of third-party dray capacity. Intermodal operating ratio was 90.7% in the third quarter of 2020, a sequential improvement of 430 basis points compared to the second quarter of 2020. Operating ratio was 89.9% in the third quarter of 2019.

Logistics

Logistics revenues (excluding fuel surcharge) for the third quarter of 2020 were $284.4 million, an increase of $48.3 million, or 20%, compared to the same quarter in 2019 primarily due to brokerage volume growth and an increase in revenue per order.

Logistics income from operations for the third quarter of 2020 was $9.1 million, a decrease of $0.8 million, or 8%, compared to the same quarter in 2019. Starting mid-quarter, net revenue per order improved, though remained lower than the third quarter of 2019. Logistics operating ratio was 96.8% in the third quarter of 2020, compared to 95.8% in the third quarter of 2019.

Business Outlook

“The tight market conditions prevalent during the third quarter are anticipated to continue well beyond the fourth quarter, as demand is strong and the driver shortage persists,” Rourke stated. “This operating environment, coupled with internal improvement initiatives, are expected to result in full year 2020 adjusted diluted EPS of $1.18 - $1.22. In addition, our full year 2020 guidance for net capital expenditures is approximately $250 million.”

Non-GAAP Financial Measures

The Company has presented certain non-GAAP financial measures, including revenues (excluding fuel surcharge), adjusted income from operations, adjusted operating ratio, adjusted net income, and adjusted diluted earnings per share. Management believes the use of non-GAAP measures assists investors in understanding the business, as further described below. The non-GAAP information provided is used by Company management and may not be comparable to similar measures disclosed by other companies. The non-GAAP measures used herein have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of results as reported under GAAP.

A reconciliation of net income per share to adjusted diluted earnings per share as projected for 2020 is not provided. Schneider does not forecast net income per share as the Company cannot, without unreasonable effort, estimate or predict with certainty various components of net income. The components of net income that cannot be predicted include expenses for items that do not relate to core operating performance, such as costs related to potential future acquisitions, as well as the related tax impact of these items. Further, in the future, other items with similar characteristics to those currently included in adjusted net income, that have a similar impact on the comparability of periods, and which are not known at this time may exist and impact adjusted net income.

About Schneider National, Inc.

Schneider National is a leading transportation and logistics services company providing a broad portfolio of premier truckload, intermodal and logistics solutions, and operating one of the largest for-hire trucking fleets in North America. The Company believes it has developed a differentiated business model that is difficult to replicate due to its scale, breadth of complementary service offerings, and proprietary technology platform. Its highly flexible and balanced business combines asset-based truckload services with asset-light intermodal and non-asset logistics offerings, enabling the Company to serve customers’ diverse transportation needs. Since its founding in 1935, the Company believes it has become an iconic and trusted brand within the transportation industry by adhering to a culture of safety “first and always” and upholding its responsibility to associates, customers, and the communities the Company serves.

Special Note Regarding Forward-Looking Statements

This earnings release contains forward-looking statements, within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations, beliefs, plans, or forecasts with respect to, among other things, future events and financial performance and trends in the business and industry. The words “may,” “will,” “could,” “should,” “would,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “prospects,” “potential,” “budget,” “forecast,” “continue,” “predict,” “seek,” “objective,” “goal,” “guidance,” “outlook,” “effort,” “target,” and similar words, expressions, terms, and phrases among others, generally identify forward-looking statements, which speak only as of the date the statements were made. Forward-looking statements involve estimates, expectations, projections, goals, forecasts, assumptions, risks, and uncertainties. Readers are cautioned that a forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement.

The statements in this earnings release are based on currently available information and the current expectations, forecasts, and assumptions of the Company's management concerning risks and uncertainties that could cause actual outcomes or results to differ materially from those outcomes or results that are projected, anticipated, or implied in these statements. Such risks and uncertainties include, among others, those discussed in Part I, Item 1A, “Risk Factors,” of the Company's Annual Report on Form 10-K filed on February 19, 2020, subsequent Reports on Form 10-Q and 8-K and our other filings we make with the U.S. Securities and Exchange Commission. In addition to any such risks, uncertainties, and other factors discussed elsewhere herein, risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following:
•Our ability to successfully manage the demand, supply, and operational challenges and disruptions (including the impact of reduced freight volumes) associated with the ongoing COVID-19 pandemic and the associated responses of federal, state, and local governments and businesses;
•Economic and business risks inherent in the truckload and transportation industry, including competitive pressures pertaining to pricing, capacity, and service;
•Our ability to effectively manage tight truck capacity brought about by driver shortages and successfully execute our yield management strategies;

•Our ability to maintain key customer and supply arrangements (including Dedicated arrangements) and to manage disruption of our business due to factors outside of our control, such as natural disasters, acts of war or terrorism, disease outbreaks, or pandemics;
•Our ability to manage and implement effectively our growth and diversification strategies and cost saving initiatives;
•Our dependence on our reputation and the Schneider brand and the potential for adverse publicity, damage to our reputation, and the loss of brand equity;
•Risks related to demand for our service offerings;
•Risks associated with the loss of a significant customer or customers;
•Capital investments that fail to match customer demand or for which we cannot obtain adequate funding;
•Fluctuations in the price or availability of fuel, the volume and terms of diesel fuel purchase commitments, and our ability to recover fuel costs through our fuel surcharge programs;
•Our ability to attract and retain qualified drivers and owner-operators;
•Our reliance on owner-operators to provide a portion of our truck fleet;
•Our dependence on railroads in the operation of our intermodal business;
•Service instability from third-party capacity providers used by our business;
•Changes in the outsourcing practices of our third-party logistics customers;
•Difficulty in obtaining material, equipment, goods, and services from our vendors and suppliers;
•Variability in insurance and claims expenses and the risks of insuring claims through our captive insurance company;
•The impact of laws and regulations that apply to our business, including those that relate to the environment, taxes, associates, owner-operators, and our captive insurance company; changes to those laws and regulations; and the increased costs of compliance with existing or future federal, state, and local regulations;
•Political, economic, and other risks from cross-border operations and operations in multiple countries;
•Risks associated with financial, credit, and equity markets, including our ability to service indebtedness and fund capital expenditures and strategic initiatives;
•Negative seasonal patterns generally experienced in the trucking industry during traditionally slower shipping periods and winter months;
•Risks associated with severe weather and similar events;
•Significant systems disruptions, including those caused by cybersecurity events;
•The potential that we will not successfully identify, negotiate, consummate, or integrate acquisitions;
•Exposure to claims and lawsuits in the ordinary course of business; and
•Our ability to adapt to new technologies and new participants in the truckload and transportation industry.
The Company undertakes no obligation to publicly release any revision to its forward looking statements to reflect events or circumstances after the date of this earnings release.

Conference Call and Webcast Information

The Company will host an earnings conference call today at 10:30 a.m. Eastern Time. The conference call can be accessed by dialing 877-451-6152 (U.S.) or 201-389-0879 (international). A replay will be available approximately three hours after the call through November 5th by dialing 844-512-2921 (U.S.) or 412-317-6671 (international). The passcode for the replay is 13710550. A live webcast of the conference call can also be accessed on the Investor Relations section of the Company's website, Schneider.com.

Contact:    Steve Bindas, Director of Investor Relations
    920-592-SNDR
    investor@schneider.com
    Source: Schneider SNDR

SCHNEIDER NATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating revenues	$1,135.7	$1,183.9	$3,287.6	$3,590.7
Operating expenses:
Purchased transportation	501.0	511.7	1,417.7	1,488.8
Salaries, wages, and benefits	259.2	257.3	771.4	856.6
Fuel and fuel taxes	49.5	70.6	152.5	221.6
Depreciation and amortization	74.2	74.1	216.3	222.4
Operating supplies and expenses	144.6	139.1	395.7	418.3
Insurance and related expenses	17.4	24.4	74.9	78.0
Other general expenses	26.0	27.3	78.0	90.3
Goodwill impairment charge	—	—	—	34.6
Restructuring—net	0.5	50.4	(0.5)	50.4
Total operating expenses	1,072.4	1,154.9	3,106.0	3,461.0
Income from operations	63.3	29.0	181.6	129.7
Other expenses (income):
Interest income	(0.6)	(2.0)	(2.9)	(6.6)
Interest expense	3.4	3.8	10.5	13.1
Other expenses (income)—net	0.4	0.5	(7.1)	1.2
Total other expenses	3.2	2.3	0.5	7.7
Income before income taxes	60.1	26.7	181.1	122.0
Provision for income taxes	15.6	7.0	46.3	30.9
Net income	$44.5	$19.7	$134.8	$91.1

Weighted average common shares outstanding	177.3	177.1	177.2	177.1
Basic earnings per share	$0.25	$0.11	$0.76	$0.51

Weighted average diluted shares outstanding	177.7	177.3	177.5	177.3
Diluted earnings per share	$0.25	$0.11	$0.76	$0.51

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(in millions)

	September 30, 2020	December 31, 2019
Assets
Cash and cash equivalents	$768.5	$551.6
Trade accounts receivable—net	489.0	465.8
Other current assets	325.5	388.3
Net property and equipment	1,823.7	1,851.6
Other noncurrent assets	446.9	402.8
Total Assets	$3,853.6	$3,660.1

Liabilities and Shareholders' Equity
Trade accounts payable	$288.3	$207.7
Current maturities of debt and finance lease obligations	0.4	55.5
Other current liabilities	227.9	202.0
Long-term debt and finance lease obligations	306.4	305.8
Deferred income taxes	446.2	449.0
Other noncurrent liabilities	241.9	203.7
Shareholders' equity	2,342.5	2,236.4
Total Liabilities and Shareholders' Equity	$3,853.6	$3,660.1

SCHNEIDER NATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(in millions)

	Nine Months Ended September 30,
	2020	2019
Net cash provided by operating activities	$469.1	$470.3
Net cash used in investing activities	(163.0)	(355.6)
Net cash used in financing activities	(89.2)	(56.3)
Net increase in cash and cash equivalents	$216.9	$58.4

Net capital expenditures	$(114.9)	$(312.6)

Schneider National, Inc.
Revenues and Income (Loss) from Operations by Segment
(unaudited)

Revenues by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Truckload	$460.2	$515.6	$1,380.7	$1,582.3
Intermodal	248.4	249.2	705.4	746.6
Logistics	284.4	236.1	754.9	707.0
Other	85.5	94.3	274.7	290.0
Fuel surcharge	73.0	114.2	244.7	350.2
Inter-segment eliminations	(15.8)	(25.5)	(72.8)	(85.4)
Operating revenues	$1,135.7	$1,183.9	$3,287.6	$3,590.7
Income (Loss) from Operations by Segment

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Truckload	$45.6	$(12.5)	$122.7	$18.6
Intermodal	23.0	25.1	50.3	75.5
Logistics	9.1	9.9	21.5	29.4
Other	(14.4)	6.5	(12.9)	6.2
Income from operations	$63.3	$29.0	$181.6	$129.7

Schneider National, Inc.
Key Performance Indicators by Segment
(unaudited)

We monitor and analyze a number of KPIs in order to manage our business and evaluate our financial and operating performance. Below are our KPIs by segment.

Truckload

The following table presents KPIs for our Truckload segment for the periods indicated, consistent with how revenues and expenses are reported internally for segment purposes. Prior to 2020, we reported KPIs within our Truckload segment by quadrant. Going forward, KPIs will be reported for our dedicated and network operations only. This presentation change does not impact KPIs at the segment level. Descriptions of the two operations that make up our Truckload segment are as follows:
•Dedicated - Transportation services with equipment devoted to customers under long-term contracts.
•Network - Transportation services of one-way shipments, formerly called for-hire.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Dedicated
Revenues (excluding fuel surcharge) (1)	$177.8	$175.7	$526.1	$532.7
Average trucks (2) (3)	3,944	3,907	3,912	3,938
Revenue per truck per week (4)	$3,483	$3,471	$3,478	$3,514
Network
Revenues (excluding fuel surcharge) (1)	$281.5	$340.3	$852.6	$1,048.3
Average trucks (2) (3)	6,108	7,012	6,242	7,383
Revenue per truck per week (4)	$3,561	$3,746	$3,533	$3,688
Total Truckload
Revenues (excluding fuel surcharge) (5)	$460.2	$515.6	$1,380.7	$1,582.3
Average trucks (2) (3)	10,052	10,919	10,154	11,321
Revenue per truck per week (4)	$3,530	$3,648	$3,512	$3,628
Average company trucks (3)	7,250	7,998	7,298	8,433
Average owner-operator trucks (3)	2,802	2,921	2,856	2,888
Trailers	36,672	35,612	36,672	35,612
Operating ratio (6)	90.1%	102.4%	91.1%	98.8%
(1)Revenues (excluding fuel surcharge), in millions, exclude revenue in transit.
(2)Includes company trucks and owner-operator trucks.
(3)Calculated based on beginning and end of month counts and represents the average number of trucks available to haul freight over the specified timeframe.
(4)Calculated excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes, using weighted workdays.
(5)Revenues (excluding fuel surcharge), in millions, include revenue in transit at the operating segment level, and therefore does not sum with amounts presented above.
(6)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Intermodal

The following table presents our KPIs for our Intermodal segment for the periods indicated.

In support of a few key customers, we provide dray-only service utilizing our drivers and chassis. The length of haul and revenue characteristics of dray-only service are much different than rail. Prior to 2020, we reported orders and revenue per order inclusive of dray-only activity. Due to increased dray-only activity, orders and revenue per order presented below for both 2020 and 2019 exclude dray-only shipments to not distort period over period comparisons in our core-rail KPIs.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Orders (1)	110,633	108,663	315,582	324,946
Containers	21,744	23,014	21,744	23,014
Trucks (2)	1,582	1,544	1,582	1,544
Revenue per order (3)	$2,194	$2,296	$2,172	$2,285
Operating ratio (4)	90.7%	89.9%	92.9%	89.9%
(1)Based on delivered rail orders.
(2)Includes company trucks and owner-operator trucks at the end of the period.
(3)Calculated using rail revenues excluding fuel surcharge and revenue in transit, consistent with how revenue is reported internally for segment purposes.
(4)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Logistics

The following table presents our KPI for our Logistics segment for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Operating ratio (1)	96.8%	95.8%	97.2%	95.8%
(1)Calculated as segment operating expenses divided by segment revenues (excluding fuel surcharge) including revenue in transit and related expenses at the operating segment level.

Schneider National, Inc.
Reconciliation of Non-GAAP Financial Measures
(unaudited)

In this earnings release, we present the following non-GAAP financial measures: (1) revenues (excluding fuel surcharge), (2) adjusted income from operations, (3) adjusted operating ratio, (4) adjusted net income, and (5) adjusted diluted earnings per share. We also provide reconciliations of these measures to the most directly comparable financial measures calculated and presented in accordance with GAAP.

Management believes the use of each of these non-GAAP measures assists investors in understanding our business by (1) removing the impact of items from our operating results that, in our opinion, do not reflect our core operating performance, (2) providing investors with the same information our management uses internally to assess our core operating performance, and (3) presenting comparable financial results between periods. In addition, in the case of revenues (excluding fuel surcharge), we believe the measure is useful to investors because it isolates volume, price, and cost changes directly related to industry demand and the way we operate our business from the external factor of fluctuating fuel prices and the programs we have in place to manage fuel price fluctuations. Fuel-related costs and their impact on our industry are important to our results of operations, but they are often independent of other, more relevant factors affecting our results of operations and our industry.

Although we believe these non-GAAP measures are useful to investors, they have limitations as analytical tools and may not be comparable to similar measures disclosed by other companies. You should not consider the non-GAAP measures in this report in isolation or as substitutes for, or alternatives to, analysis of our results as reported under GAAP. The exclusion of unusual or infrequent items or other adjustments reflected in the non-GAAP measures should not be construed as an inference that our future results will not be affected by unusual or infrequent items or by other items similar to such adjustments. Our management compensates for these limitations by relying primarily on our GAAP results in addition to using the non-GAAP measures.

Adjustments to arrive at non-GAAP measures are made at the enterprise level, with the exception of fuel surcharge revenues, which are not included in segment revenues.

Revenues (excluding fuel surcharge)

We define “revenues (excluding fuel surcharge)” as operating revenues less fuel surcharge revenues, which are excluded from revenues at the segment level. Included below is a reconciliation of operating revenues, the most closely comparable GAAP financial measure, to revenues (excluding fuel surcharge).

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Operating revenues	$1,135.7	$1,183.9	$3,287.6	$3,590.7
Less: Fuel surcharge revenues	73.0	114.2	244.7	350.2
Revenues (excluding fuel surcharge)	$1,062.7	$1,069.7	$3,042.9	$3,240.5

Adjusted income from operations

We define “adjusted income from operations” as income from operations, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of income from operations, which is the most directly comparable GAAP measure, to adjusted income from operations. Excluded items for the periods shown are explained in the table and notes below.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Income from operations	$63.3	$29.0	$181.6	$129.7
Litigation (1)	13.1	—	13.1	—
Goodwill impairment (2)	—	—	—	34.6
Restructuring—net (3)	0.5	50.4	(0.5)	50.4
Adjusted income from operations	$76.9	$79.4	$194.2	$214.7
(1)Costs, including interest, as a result of an adverse tax ruling in September 2020 related to a dispute with the IRS over the applicability of excise taxes on certain tractors refurbished during tax years 2011 through 2013 and no longer in service.
(2)A triggering event occurred during the second quarter of 2019, as results from our FTFM reporting unit were considerably less than projected, resulting in full impairment of FTFM's goodwill.
(3)Activity associated with the shutdown of the FTFM service offering in August 2019.

Adjusted operating ratio

We define “adjusted operating ratio” as operating expenses, adjusted to exclude material items that do not reflect our core operating performance, divided by revenues (excluding fuel surcharge). Included below is a reconciliation of operating ratio, which is the most directly comparable GAAP measure, to adjusted operating ratio.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions, except ratios)	2020	2019	2020	2019
Total operating expenses	$1,072.4	$1,154.9	$3,106.0	$3,461.0
Divide by: Operating revenues	1,135.7	1,183.9	3,287.6	3,590.7
Operating ratio	94.4%	97.6%	94.5%	96.4%

Total operating expenses	$1,072.4	$1,154.9	$3,106.0	$3,461.0
Adjusted for:
Fuel surcharge revenues	(73.0)	(114.2)	(244.7)	(350.2)
Litigation	(13.1)	—	(13.1)	—
Goodwill impairment	—	—	—	(34.6)
Restructuring—net	(0.5)	(50.4)	0.5	(50.4)
Adjusted total operating expenses	$985.8	$990.3	$2,848.7	$3,025.8

Operating revenues	$1,135.7	$1,183.9	$3,287.6	$3,590.7
Less: Fuel surcharge revenues	73.0	114.2	244.7	350.2
Revenues (excluding fuel surcharge)	$1,062.7	$1,069.7	$3,042.9	$3,240.5

Adjusted operating ratio	92.8%	92.6%	93.6%	93.4%

Adjusted net income

We define “adjusted net income” as net income, adjusted to exclude material items that do not reflect our core operating performance. Included below is a reconciliation of net income, which is the most directly comparable GAAP measure, to adjusted net income.

	Three Months Ended September 30,		Nine Months Ended September 30,
(in millions)	2020	2019	2020	2019
Net income	$44.5	$19.7	$134.8	$91.1
Litigation	13.1	—	13.1	—
Goodwill impairment	—	—	—	34.6
Restructuring—net	0.5	50.4	(0.5)	50.4
Income tax effect of non-GAAP adjustments (1)	(3.5)	(12.9)	(3.2)	(21.7)
Adjusted net income	$54.6	$57.2	$144.2	$154.4
(1)Our estimated tax rate on non-GAAP items is determined annually using the applicable consolidated federal and state effective tax rate, modified to remove the impact of tax credits and adjustments that are not applicable to the specific items. Due to the differences in the tax treatment of items excluded from non-GAAP income, as well as the methodology applied to our estimated annual tax rates as described above, our estimated tax rate on non-GAAP items may differ from our GAAP tax rate and from our actual tax liabilities.

Adjusted diluted earnings per share

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Diluted earnings per share	$0.25	$0.11	$0.76	$0.51
Non-GAAP adjustments, tax effected	0.06	0.21	0.05	0.36
Adjusted diluted earnings per share	$0.31	$0.32	$0.81	$0.87